LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

This information should be read in conjunction with our Earnings Release for the period ended March 31, 2024, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating income	$356	$444	$371
EBITDA	521	604	541

Three months ended March 31, 2024 versus three months ended December 31, 2023 - EBITDA decreased $83 million versus the fourth quarter 2023. Fourth quarter 2023 results benefited approximately $75 million due to last-in, first-out (LIFO) inventory valuation changes. Compared to the prior period, olefins results decreased approximately $55 million driven by lower volume due to asset downtime in the first quarter 2024. The company's ethylene crackers operated at about 75% of capacity with the raw materials being 75% ethane and 25% other natural gas liquids. Combined polyolefins results increased approximately $30 million driven by higher polyethylene margins due to increased sales prices and lower ethylene costs, partially offset by lower polypropylene spreads as polymer prices lagged rising monomer costs.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - EBITDA decreased $20 million versus the first quarter 2023. Olefins results increased approximately $10 million driven by higher margins due to lower energy and feedstock costs, combined with higher propylene co-product price. Combined polyolefin results decreased approximately $10 million due to lower polyolefins margins driven by lower polyethylene product prices and compressed polypropylene spreads as polymer prices lagged higher monomer costs. Equity income declined by approximately $15 million due to lower polypropylene spreads.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating (loss) income	$(11)	$(140)	$21
EBITDA	14	(125)	77
Identified items: Impairment	—	38	—
EBITDA excluding identified items	14	(87)	77

Three months ended March 31, 2024 versus three months ended December 31, 2023 - EBITDA increased $139 million versus the fourth quarter 2023 or $101 million excluding an impairment of $38 million in the fourth quarter of 2023. Compared to the prior period, olefins results increased approximately $45 million primarily due to higher volumes as a result of increased operating rates as European producers benefited from logistics disruptions in the Red Sea. The company's ethylene crackers operated at approximately 90% of capacity with about 35% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results increased approximately $60 million compared to the prior period due to higher European polyolefins margins and volumes as a result of the logistics disruption in the Red Sea.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - EBITDA decreased $63 million versus the first quarter 2023. Compared to the prior period, olefins results increased approximately $15 million driven by higher margins and volumes. Combined polyolefins results decreased approximately $25 million due to lower product pricing reflecting weak demand. Joint venture equity income decreased approximately $35 million primarily due to the absence of a gain on sale that occurred in the prior period.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating income (loss)	$212	$(30)	$320
EBITDA	312	73	426
Identified items: Impairment	—	192	—
EBITDA excluding identified items	312	265	426

Three months ended March 31, 2024 versus three months ended December 31, 2023 - EBITDA increased $239 million compared to the fourth quarter 2023 or $47 million excluding an impairment of $192 million in the fourth quarter of 2023. Prior period results were impacted by LIFO inventory valuation charges of approximately $95 million. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $25 million due to higher volumes following planned maintenance in the prior period and higher margins driven by logistics disruption in the Red Sea. Intermediate Chemicals results decreased approximately $15 million due to lower volumes related to asset downtime, partially offset by higher styrene margins driven by industry outages. Oxyfuels & Related Products results decreased approximately $30 million largely driven by lower volumes as a result of vessel timing and lower margins as oxyfuels premiums declined relative to the prior period.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - EBITDA decreased $114 million versus the first quarter 2023. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $40 million due to lower demand pressuring margins. Intermediate Chemicals results decreased approximately $40 million driven by lower volumes due to unplanned acetyls downtime. Oxyfuels & Related Products results decreased approximately $10 million due to lower margins as oxyfuels premiums declined relative to the prior year.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets Compounding & Solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating income (loss)	$13	$(17)	$(247)
EBITDA	35	12	(226)
Identified items: Goodwill impairment	—	—	252
EBITDA excluding identified items	35	12	26

Three months ended March 31, 2024 versus three months ended December 31, 2023 - Compared to the fourth quarter 2023, EBITDA increased $23 million driven by higher volumes in the U.S. and Europe due to seasonal demand improvement. Fourth quarter 2023 results benefited from approximately $10 million LIFO inventory valuation changes.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - Compared to the first quarter 2023, EBITDA increased $261 million or $9 million excluding an impairment of $252 million in the first quarter of 2023, driven by higher volumes and prices of polypropylene compounds.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 5 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating income (loss)	$24	$(13)	$186
EBITDA	55	10	246
Identified items: Refinery exit costs	16	30	69
Identified items: Impairment	—	11	—
EBITDA excluding identified items	71	51	315

Three months ended March 31, 2024 versus three months ended December 31, 2023 - Relative to the fourth quarter 2023, EBITDA increased $45 million, or $20 million excluding first quarter 2024 exit costs of $16 million and fourth quarter 2023 exit costs of $30 million and impairment of $11 million. Fourth quarter 2023 results were impacted by LIFO inventory valuation charges of approximately $40 million. Compared to the prior period, volumes were lower due to planned and unplanned downtime during the first quarter. Margins benefited in the first quarter 2024 as the Maya 2-1-1 industry crack spread increased by $7 per barrel to $34 per barrel, offset by mark-to-market impact of our commodity hedges. The Houston Refinery operated at an average crude throughput of 212,000 barrels per day which corresponds to a utilization rate of 79%.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - Relative to the first quarter 2023, EBITDA decreased $191 million, or $244 million excluding exit costs of $16 million in the first quarter of 2024 and $69 million in the first quarter of 2023. Compared to the prior period, margins decreased with the Maya 2-1-1 industry crack spread decreasing approximately $15 per barrel driven by a lower Maya crude differential. Crude throughput decreased by approximately 14,000 barrels per day due to planned and unplanned downtime.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 6 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Operating income	$109	$69	$61
EBITDA	118	77	73

Three months ended March 31, 2024 versus three months ended December 31, 2023 - EBITDA increased $41 million compared to the prior period driven by higher licensing revenue due to contract revenue milestones.

Three months ended March 31, 2024 versus three months ended March 31, 2023 - EBITDA increased $45 million relative to the first quarter 2023. Compared to the prior period, licensing revenue increased due to contract revenue milestones and increased catalyst volumes and margins

Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $483 million during the first quarter 2024. At the end of the quarter, cash and liquid investment balances were $2.3 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 325 million common shares outstanding as of March 31, 2024. The company paid dividends of $408 million during the first quarter 2024.

Table 7 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended
Millions of U.S. dollars	March 31, 2024	December 31, 2023	March 31, 2023
EBITDA:
Olefins & Polyolefins - Americas	$521	$604	$541
Olefins & Polyolefins - EAI	14	(125)	77
Intermediates & Derivatives	312	73	426
Advanced Polymer Solutions	35	12	(226)
Refining	55	10	246
Technology	118	77	73
Other	(8)	(12)	(6)
EBITDA	$1,047	$639	$1,131

Add: Identified items:
Impairments:
Olefins & Polyolefins - EAI	$—	$38	$—
Intermediates & Derivatives	—	192	—
Advanced Polymer Solutions	—	—	252
Refining	—	11	—
Refinery exit costs:
Refining	16	30	69
Total Identified items:	$16	$271	$321

EBITDA excluding identified items:
Olefins & Polyolefins - Americas	$521	$604	$541
Olefins & Polyolefins - EAI	14	(87)	77
Intermediates & Derivatives	312	265	426
Advanced Polymer Solutions	35	12	26
Refining	71	51	315
Technology	118	77	73
Other	(8)	(12)	(6)
EBITDA excluding Identified items	$1,063	$910	$1,452